Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

COX RADIO REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

—Net Income Rises 12%—

ATLANTA, November 8, 2006 — Cox Radio, Inc. (NYSE: CXR) today reported financial results for the three-month and nine-month periods ended September 30, 2006.

Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006	2005		2006	2005
Net revenues	$112,663	$113,235	(0.5)%	$327,420	$329,057	(0.5)%

Station operating income (1)	50,104	51,248	(2.2)%	138,162	139,193	(0.7)%
Station operating income margin (2)	44.5%	45.3%	—	42.2%	42.3%	—

Operating income	$40,914	$42,498	(3.7)%	$110,463	$114,168	(3.2)%

Net income	23,951	21,457	11.6%	63,602	55,816	13.9%
Net income per common share – diluted	$0.25	$0.21	19.0%	$0.66	$0.55	20.0%

Free cash flow (3)	29,920	28,452	5.2%	79,623	74,400	7.0%

(1)	Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Please see the attached table for a reconciliation to operating income, the most directly comparable GAAP financial measure.
(2)	Station operating income margin is station operating income as a percentage of net revenues.
(3)	Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation to net income, the most directly comparable GAAP financial measure.

Robert F. Neil, President and Chief Executive Officer, commented, “I’m pleased with our bottom line performance this quarter, growing free cash flow 5% and net income 12%. While it’s no secret that the revenue environment has remained challenging for all traditional media recently, we have continued to invest in our content, sales, and marketing resources to support and grow our audience shares. We have also continued to expand our digital footprint and monetize our presence on the Internet, growing those revenues 47% this quarter.”

Operating Results – Third Quarter 2006

Net revenues for the third quarter of 2006 were $112.7 million, down 0.5% from the third quarter of 2005. Local revenues decreased 1.8% and national revenues increased 0.3%, each as compared to the third quarter of 2005. Our stations in Orlando, Tampa, Southern Connecticut and Birmingham delivered solid growth during the third quarter of 2006. The revenue growth at these stations, however, was offset by results of our stations in Long Island, Richmond, Dayton and Louisville, where net revenues were down for the quarter. Other revenues for the third quarter of 2006 increased $0.8 million, or 9.9%, compared to the third quarter of 2005, primarily due to an increase in Internet revenues, which were up 47.1%.

Cost of services is comprised of expenses incurred by our technical, news, and programming departments. Cost of services increased $0.7 million to $22.0 million, an increase of 3.2% as compared to the third quarter of 2005, due to increased programming and technical expenses.

Selling, general and administrative expenses are comprised of expenses incurred by our sales, promotion and general and administrative departments. Selling, general, and administrative expenses increased $0.5 million to $41.9 million, an increase of 1.2% over the third quarter of 2005. This increase was attributable to additional expenses related to performance units and stock-based compensation awarded to employees in our sales, promotion and general and administrative departments under our long-term incentive plan (LTIP) in the first quarter of 2006.

Corporate general and administrative expenses were $5.1 million, or down 0.9% as compared to the third quarter of 2005. For the third quarter of 2006, increased compensation expense related to performance units and stock-based compensation awarded to corporate employees under our LTIP in the first quarter of 2006 was offset by decreased legal and audit expenses.

Operating income for the third quarter of 2006 was $40.9 million, a decrease of $1.6 million or 3.7%, as compared to the third quarter of 2005 for the reasons discussed above.

Interest expense during the third quarter of 2006 totaled $7.0 million, as compared to $6.6 million for the third quarter of 2005. This increase was the result of a higher average borrowing rate on our five-year revolving credit facility. The average rate on our credit facility was 5.8% during the third quarter of 2006 and 4.3% during the third quarter of 2005.

Income tax expense decreased approximately $4.5 million to $10.0 million in the third quarter of 2006 compared to $14.5 million in the third quarter of 2005. This decrease was primarily due to a reduction in current income taxes associated with the expected resolution of certain state income tax audits. The effective tax rate for the third quarter of 2006 was 29.4%, as compared to 40.3% for the third quarter of 2005.

Net income for the third quarter of 2006 was $24.0 million, an increase of $2.5 million, as compared to the third quarter of 2005. This increase was attributable to the various factors discussed above.

Capital expenditures for the third quarter of 2006 totaled $4.1 million.

Operating Results – First Nine Months of 2006

Net revenues for the first nine months of 2006 were $327.4 million, down 0.5% from the first nine months of 2005. Local revenues decreased 1.4% and national revenues decreased 1.0%, each as compared to the first nine months of 2005. These decreases were partially offset by an increase in other revenues, which were comprised of Internet revenues, syndicated radio program revenues, network revenues and revenues from community events and sponsorships. Other revenues increased 10.2% compared to the first nine months of 2005, primarily due to a 48.3% increase in Internet revenues during that same period. Our stations in Orlando, Miami, Tampa and Honolulu delivered solid growth during the first nine months of 2006. Those increases were offset by results for our stations in Jacksonville, Long Island, Richmond, Dayton and Louisville where revenues were down for the first nine months of 2006.

Cost of services is comprised of expenses incurred by our technical, news and programming departments. Cost of services decreased $0.2 million to $64.0 million, a decrease of 0.4% as compared to the first nine months of 2005, primarily due to lower broadcast program rights related to our decision not to renew the Atlanta Hawks broadcasting agreement for the 2005-2006 season. This decrease was largely offset by increased programming and technical expenses in the first nine months of 2006.

Selling, general and administrative expenses are comprised of expenses incurred by our sales, promotion and general and administrative departments. Selling, general and administrative expenses increased $1.5 million to $128.9 million, or 1.2%, compared to the first nine months of 2005. This increase was primarily attributable to additional expenses related to performance units and stock-based compensation awarded to employees in our sales, promotion and general and administrative departments under the LTIP in the first quarter of 2006.

Corporate general and administrative expenses increased $0.8 million to $15.7 million, an increase of 5.6% as compared to the first nine months of 2005, as a result of additional compensation expense related to performance units and stock-based compensation awarded to corporate personnel under the LTIP in the first quarter of 2006.

Operating income for the first nine months of 2006 was $110.5 million, a decrease of $3.7 million, or 3.2%, compared to the first nine months of 2005, for the reasons discussed above.

Interest expense during the first nine months of 2006 totaled $19.3 million, as compared to $20.8 million for the first nine months of 2005. This decrease was the result of a slightly lower overall average borrowing rate due to the repayment at maturity of the $100.0 million principal amount of our 6.375% notes in May 2005 with proceeds from our five-year revolving credit facility. The average rate on our credit facility was 5.8% during the first nine months of 2006 and 3.8% during the first nine months of 2005.

Income tax expense decreased approximately $10.0 million to $27.6 million in the first nine months of 2006, as compared to $37.5 million in the first nine months of 2005. This decrease was primarily due to a reduction in current income taxes associated with the actual or expected resolution of certain state income tax audits and a reduction in deferred income taxes associated with changes in state income tax laws. The effective tax rate for the first nine months of 2006 and 2005 was 30.2% and 40.2%, respectively.

Net income increased $7.8 million to $63.6 million for the first nine months of 2006, as compared to the first nine months of 2005, for the reasons discussed above.

Capital expenditures for the first nine months of 2006 totaled $8.5 million.

Other Matters

In September 2006, we consummated the acquisition of WBGB-FM serving the Jacksonville, Florida market for a purchase price of approximately $7.7 million.

On August 24, 2005, our Board of Directors authorized a share repurchase program for the purchase of shares of Class A common stock with a market value of up to $100.0 million. As of September 30, 2006, we had purchased approximately 6.0 million shares for an aggregate purchase price of approximately $84.8 million, including commissions and fees, at an average price of $14.21 per share.

Cox Radio is one of the largest radio companies in the United States based on revenues. Cox Radio owns, operates or provides sales and marketing services for 80 stations (67 FM and 13 AM) clustered in 18 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

Cox Radio will also host a teleconference to discuss its results on Wednesday, November 8th at 11:00 a.m. Eastern Time. To access the teleconference, please dial 973-935-8756 ten minutes prior to the start time. The teleconference will also be available via live webcast on the investor relations portion of our website, located at www.coxradio.com. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Wednesday, November 15, 2006 and can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), passcode 7980325. The webcast will also be archived on our website for 30 days.

(See Attached Financial Tables)

Contact:

Analysts and Investors	Analysts, Investors, Press or Media
Neil Johnston	Jonathan Lesko
Vice President & Chief Financial Officer	Brainerd Communicators, Inc.
Cox Radio, Inc.	212-986-6667
678-645-4310	lesko@braincomm.com

COX RADIO, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net revenues:
Local	$77,939	$79,383	$230,599	$233,819
National	25,823	25,753	72,096	72,805
Other	8,901	8,099	24,725	22,433

Total revenues	112,663	113,235	327,420	329,057

Operating expenses:
Cost of services (exclusive of depreciation and amortization shown below)	22,011	21,331	63,983	64,218
Selling, general and administrative	41,925	41,415	128,868	127,355
Corporate general and administrative	5,079	5,124	15,714	14,874
Depreciation and amortization	2,716	2,811	8,024	8,512
Other operating expenses, net	18	56	368	(70)

Operating income	40,914	42,498	110,463	114,168

Other income (expense):
Interest expense	(7,008)	(6,567)	(19,308)	(20,802)
Other items, net	(3)	(1)	1	(25)

Income before income taxes	33,903	35,930	91,156	93,341

Current income tax expense	4,555	8,369	16,814	21,570
Deferred income tax expense	5,397	6,104	10,740	15,955

Total income tax expense	9,952	14,473	27,554	37,525

Net income	$23,951	$21,457	$63,602	$55,816

Basic net income per share

Net income per common share	$0.25	$0.21	$0.66	$0.56

Diluted net income per share

Net income per common share	$0.25	$0.21	$0.66	$0.55

Weighted average basic common shares outstanding	95,104	100,486	96,327	100,555

Weighted average diluted common shares outstanding	95,485	100,714	96,718	100,799

Use of Non-GAAP Financial Measures

Cox Radio utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The non-GAAP financial measures used in this release are station operating income, station operating income margin, and free cash flow.

•	Station operating income is operating income excluding other operating expenses, net, depreciation and amortization, non-cash compensation expense and corporate general and administrative expenses.

•	Station operating income margin is station operating income as a percentage of net revenues calculated in accordance with GAAP.

•	Free cash flow is net income plus deferred income tax expense (or less deferred income tax benefit), other operating expenses, net, depreciation and amortization and non-cash compensation expense, minus capital expenditures, and adjusted to eliminate other items, net.

Cox Radio’s management believes that station operating income, station operating income margin and free cash flow provide useful data to evaluate Cox Radio’s overall financial condition and operating results and the means to evaluate our radio stations’ performance and operations. Management also believes that these measures are useful to an investor in evaluating our performance because they are commonly used financial analysis tools for measuring and comparing media companies. In addition, management uses these measures to evaluate individual radio station and market-level performance, as well as our overall operations. Station operating income and free cash flow should not be considered as alternatives to operating income or net income as indicators of Cox Radio’s financial performance. Free cash flow should not be considered an alternative to net cash provided by operating activities as a measure of liquidity. Each of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

The following table reconciles operating income, from Cox Radio’s financial statements presented in accordance with GAAP, to station operating income, a non-GAAP financial measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited)
	(In thousands)
Operating income	$40,914	$42,498	$110,463	$114,168
Adjustments:
Other operating expenses, net	18	56	368	(70)
Depreciation and amortization	2,716	2,811	8,024	8,512
Non-cash compensation expense	1,377	759	3,593	1,709
Corporate general and administrative (includes $0.6 and $0.4 million of non-cash compensation expense for the three months ended September 30, 2006 and 2005, respectively, and $1.8 and $0.9 million of non-cash compensation expense for the nine months ended September 30, 2006 and 2005, respectively)	5,079	5,124	15,714	14,874

Station operating income	$50,104	$51,248	$138,162	$139,193

The following table reconciles net income, from Cox Radio’s financial statements presented in accordance with GAAP, to free cash flow, a non-GAAP financial measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited)
	(In thousands)
Net income	$23,951	$21,457	$63,602	$55,816
Adjustments:
Deferred income tax expense	5,397	6,104	10,740	15,955
Other items, net	3	1	(1)	25
Other operating expenses, net	18	56	368	(70)
Depreciation and amortization	2,716	2,811	8,024	8,512
Non-cash compensation expense	1,978	1,144	5,420	2,559
Capital expenditures	(4,143)	(3,121)	(8,530)	(8,397)

Free cash flow	$29,920	$28,452	$79,623	$74,400